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                                                                  EXHIBIT 2

                            ASSET PURCHASE AGREEMENT

                                 by and between

                         HORIZON MEDICAL PRODUCTS, INC.

                                      and

                            IDEAS FOR MEDICINE, INC.





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                                       Table of Contents


        1.     PURCHASE AND SALE OF ASSETS; ASSUMED LIABILITIES.............................. 1
                      1.1.   Purchase and Sale of Assets..................................... 1
                      1.2.   Technical Files................................................. 2
                      1.3.   Excluded Assets................................................. 3
                      1.4.   Liabilities Not Assumed......................................... 3
                      1.5.   Valuation For Tax Reporting Purposes............................ 4
                      1.6.   Assumption of Liabilities....................................... 4

        2.     PURCHASE PRICE AND REFUND OF PURCHASE PRICE.  ................................ 4
                      2.1.   Purchase Price.................................................. 4
                      2.2.   Physical Inventory and Shipment to Horizon...................... 4
                      2.3.   Return of Finished Goods Inventory.............................. 4

        3.     CLOSING.  .................................................................... 5
                      3.1.   Date and Place of Closing....................................... 5
                      3.2.   Deliveries by IFM.  ............................................ 5
                      3.3.   Deliveries by Horizon........................................... 6

        4.     REPRESENTATIONS AND WARRANTIES OF IFM.  ...................................... 7
                      4.1.   Organization and Good Standing.................................. 7
                      4.2.   Due Authorization; Enforceability; No Conflict.................. 7
                      4.3.   Litigation...................................................... 8
                      4.4.   Ownership of Assets.  .......................................... 8
                      4.5.   Tax Returns; Taxes.............................................. 8
                      4.6.   Finished Goods Inventory........................................ 9
                      4.7.   Insurance....................................................... 9
                      4.8.   Intangible Personal Property.................................... 9
                      4.9.   Contracts...................................................... 10
                      4.10.  Compliance with Law; FDA Matters. ............................. 10
                      4.11.  Transactions with Affiliates................................... 11
                      4.12.  Financial Statements, Absence of Changes, and
                             Related Matters................................................ 12
                      4.13.  Hart-Scott-Rodino.............................................. 12
                      4.14.  Brokers........................................................ 12

        5.     HORIZON'S REPRESENTATIONS AND WARRANTIES..................................... 13
                      5.1.   Organization and Good Standing................................. 13
                      5.2.   Due Authorization; Enforceability; No Conflict................. 13
                      5.3.   Litigation..................................................... 13
                      5.4.   Brokers........................................................ 14

                                             (i)

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

        6.     COVENANTS AND AGREEMENTS OF THE PARTIES...................................... 14
                      6.1.   Horizon Access................................................. 14
                      6.2.   Cooperation in Litigation...................................... 14
                      6.3.   Conduct of Business............................................ 14
                      6.4.   Current Information............................................ 15
                      6.5.   Access. ....................................................... 15
                      6.6.   Products Liability Insurance................................... 16
                      6.7.   Collection of Accounts Receivable.............................. 16

        7.     CONDITIONS PRECEDENT TO HORIZON'S OBLIGATIONS.  ............................. 17
                      7.1.   Encumbrances................................................... 17
                      7.2.   Representations, Warranties, and Covenants..................... 17
                      7.3.   Litigation Affecting Closing................................... 17
                      7.4.   Closing Deliveries.  .......................................... 17
                      7.5.   No Damage, etc................................................. 17
                      7.6.   Consents....................................................... 18
                      7.7.   Completion of Due Diligence.................................... 18
                      7.8.   Corporate Action............................................... 18

        8.     CONDITIONS PRECEDENT TO IFM'S OBLIGATIONS.  ................................. 18
                      8.1.   Representations, Warranties, and Covenants..................... 18
                      8.2.   Litigation Affecting Closing................................... 18
                      8.3.   Closing Deliveries............................................. 18
                      8.4.   Consents....................................................... 18
                      8.5.   Corporate Action............................................... 19

        9.     INDEMNIFICATION.  ........................................................... 19
                      9.1.   Indemnification Obligations of IFM............................. 19
                      9.2.   Indemnification Obligations of Horizon......................... 19
                      9.3.   Indemnification Procedure...................................... 19
                      9.4.   Claims Period.................................................. 21
                      9.5.   Liability Limits.  ............................................ 21
                      9.6.   Jurisdiction and Forum......................................... 22
                      9.7.   Bulk Sales Indemnity........................................... 23
                      9.8.   Exclusive Remedies............................................. 23

        10.    TERMINATION.................................................................. 23
                      10.1.  Termination and Abandonment.  ................................. 23
                      10.2.  Effect of Termination.......................................... 24

        11.    NONCOMPETITION AND CONFIDENTIALITY........................................... 24
                      11.1.  Definitions.................................................... 24


                                             (ii)

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

                      11.2.  Noncompetition................................................. 24
                      11.3.  Confidentiality................................................ 25
                      11.4.  Remedies....................................................... 25

        12.    MISCELLANEOUS.  ............................................................. 26
                      12.1.  Further Assurances............................................. 26
                      12.2.  Benefit of Agreement........................................... 26
                      12.3.  Expenses....................................................... 26
                      12.4.  Entire Agreement; Amendments................................... 26
                      12.5.  Counterparts................................................... 26
                      12.6.  Section and Paragraph Headings................................. 27
                      12.7.  Notices........................................................ 27
                      12.8.  Governing Law.................................................. 28
                      12.9.  Interpretation................................................. 28




                                            (iii)

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                                       List of Exhibits

Exhibit A      Form of Guaranty of CryoLife
Exhibit B      Form of Bill of Sale and General Assignment
Exhibit C      Form of Assignment and Assumption Agreement
Exhibit D      Form of Opinion of Counsel to IFM and CryoLife
Exhibit E      Form of Manufacturing Agreement
Exhibit F      Form of Opinion of Counsel to Horizon


                                       List of Schedules

Schedule 1.1(a)       Approved Products
Schedule 1.1(b)       Developing Products
Schedule 1.1(c)       Finished Goods Inventory
Schedule 1.1(d)       Equipment
Schedule 1.1(e)       Intellectual Property
Schedule 1.1(f)       Assigned Contracts
Schedule 1.3(d)       Excluded Products
Schedule 1.5          Allocation of Purchase Price
Schedule 4.2          Consents and Approvals
Schedule 4.3          Litigation
Schedule 4.7          Insurance
Schedule 4.8          Intangible Personal Property
Schedule 4.9          Contracts
Schedule 4.10(a)      Material Licenses
Schedule 4.10(b)(ii)  Notice of Adverse Findings, etc.
Schedule 4.11         Transactions with Affiliates
Schedule 5.2          Consents and Approvals




                                             (iv)

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                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of September 30, 1998 by and between IDEAS FOR MEDICINE, INC., a Florida corporation ("IFM") and HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation ("Horizon").

                              W I T N E S S E T H:

        WHEREAS, IFM is a wholly-owned subsidiary of CryoLife, Inc., a Florida corporation ("CryoLife"), and is in the business (the "Products Business") of, among other things, (i) manufacturing and distributing certain Approved Products (as defined below), and (ii) developing certain Developing Products (as defined below, and together with the Approved Products, the "Products");

        WHEREAS, Horizon wishes to acquire certain assets of the Products Business as described herein and IFM wishes to sell such assets, all on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, Horizon and IFM agree as follows:

        1.     PURCHASE AND SALE OF ASSETS; ASSUMED LIABILITIES.

               1.1. Purchase and Sale of Assets. On the Closing Date (as hereinafter defined), upon and subject to the terms and conditions of this Agreement, IFM shall sell, transfer, assign, convey, and deliver to Horizon, and Horizon shall purchase and acquire from IFM the following assets (collectively, the "Purchased Assets"):

                      (a) All of IFM's right, title and interest in and to its medical products, as further described in Schedule 1.1(a) hereto, including without limitation all 510(k)s and all designs therefor, but excluding products included in the Excluded Products (as defined in Section 1.3) (the "Approved Products");

                      (b) All of IFM's right, title and interest in and to its medical products under development but excluding developments which are included in the Excluded Products (as defined in Section 1.3) (the "Developing Products"), including all research notes, development notes, drawings, designs, dies, product/study protocols and applications for approval by any federal, state or foreign government or other regulatory authority relating to the Developing Products;

                      (c) All Approved Products finished goods inventory as of the close of business on the Closing Date, as set forth on Schedule 1.1(c) hereto, and all containers and

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        other packaging materials associated with such finished goods inventory
        (collectively, the "Finished Goods Inventory");

                      (d) All right, title, and interest of IFM in and to all dies, drawings, and other equipment described in Schedule 1.1(d) hereto and incorporated herein by reference (the "Equipment"), which Equipment is used in the production, manufacture, sale, marketing, or distribution of the Approved Products.

                      (e) All of IFM's right, title and interest in and to all United States and foreign patents, patent applications, tradenames, trademarks, copyrights, trade dress, logos, business and product names, slogans, inventions, trade secrets, industrial models, formulas, processes, designs, confidential and technical information, manufacturing, engineering and technical drawings, product specifications, know-how, and all other material intangible property and intellectual property rights to or similar to and registrations and applications for registration relating to any of the foregoing or licensed owned by IFM for use in the Products Business, but excluding intellectual property rights included in the Excluded Products (as defined in Section 1.3) (collectively, the "Intellectual Property"), including without limitation items set forth on Schedule 1.1(e) hereto;

                      (f) All of IFM's and or CryoLife's rights and benefits pursuant to those certain distribution, royalty and other contracts and agreements set forth on Schedule 1.1(f) hereto and incorporated herein by reference (the "Assigned Contracts"); and

                      (g) The following records and documents relating to the Products Business: all FDA 510(k) filings and other FDA filings for the Products, all Products drawings and designs, all Products test protocols and results, all biocompatibility data, all customer lists, sales brochures, medical records, and all production records relating to or arising out of the Products Business. IFM shall be entitled to keep a copy of all such records and documents. IFM shall protect such records and documents under the confidentiality provisions of Section
        11.3 through the sixth anniversary date of the Closing and shall then promptly destroy all of such records and documents with written notice to Horizon confirming such destruction. After the destruction of such records and documents, IFM will have access to any such records and documents in Horizon's possession in accordance with Section 6.5(b). Such records and documents will be used by IFM solely for the preparation of the prosecution of the defense of any suit, action, litigation or administrative, arbitration, or other proceeding or investigation by or against IFM or CryoLife or for any third party claim for which indemnification is claimed pursuant to the terms of
        Section 9 below, or for the preparation for the filing of any document required by any federal, state, or local governmental department, regulatory agency, authority, commission, board, or court.

               1.2. Technical Files. At the Closing, IFM shall deliver to Horizon copies of the technical file or dossier on the CE mark for each Product. IFM may redact from such copies any information pertaining to products of CryoLife or IFM that are not included in the Products.

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               1.3. Excluded Assets. IFM shall retain and shall not sell or deliver to Horizon, and Horizon shall not purchase from IFM, the following assets related to the Products Business, all of which shall be excluded from the Purchased Assets (collectively, the "Excluded Assets"):

                      (a) All original books and records of IFM which pertain to the financial accounting and tax aspects of the Products Business (all of which will be maintained by IFM subject to the provisions of Section 6.5);

                      (b) All accounts receivable relating to or arising out of the Products Business sold on or before the Closing Date; and

                      (c) Any rights to the "Ideas For Medicine" and "IFM" names or any trademarks or tradenames, design, or logo associated therewith;

                      (d) All IFM products and developments which are described in Schedule 1.3(d) hereto and incorporated herein by reference together with all related trade secrets, know how and other intellectual property (the "Excluded Products").

               1.4. Liabilities Not Assumed. Except as expressly set forth in
Section 1.6, Horizon shall not and will not accept or assume any liability or obligation of any nature whatsoever (whether express or implied, fixed or contingent, liquidated or unliquidated, known or unknown, accrued or to become due) of IFM, CryoLife, or of or arising out of the Products Business. Without limiting the generality of the foregoing, Horizon shall not and will not accept nor assume any liability or obligation of IFM:

                      (a) arising from or related to any federal, state, or local income, sales, use, excise, or other tax of IFM (including without limitation any such taxes incurred by IFM as a result of the transactions contemplated hereby);

                      (b) relating to any employees or former employees of IFM arising by reason of any such other person's employment or termination of employment by IFM;

                      (c) resulting from the conduct of the Products Business on or prior to the Closing Date, including without limitation any personal injury or product damage whatsoever, whether occurring prior to, on, or after the Closing, caused by or through or arising as a result of the marketing, sale, delivery, production, manufacture or assembly of any of the Products on or prior to the Closing Date or the operation of the Products Business on or prior to the Closing Date;

                      (d) resulting from IFM's production, manufacture and assembly of the Products on or prior to the Closing Date, including without limitation any personal injury or product damage caused by or as a result of any defect or deficiency in any of the Finished Goods Inventory;

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                      (e) resulting from any defective or damaged product
        returned to Horizon or IFM prior to, on, or after the Closing Date if such product (i) was sold by IFM, or (ii) is a part of the Finished Goods Inventory, provided such defect or damage is not caused by the action or inaction of Horizon; or

                      (f) resulting from IFM's lack of compliance with any applicable federal, state, or local laws, rules, regulations, ordinances, or orders.

               1.5. Valuation For Tax Reporting Purposes. IFM and Horizon agree that Schedule 1.5, in which the parties have allocated the Purchase Price among the Purchased Assets, has been jointly prepared by the parties hereto. The parties agree to use Schedule 1.5 in preparing and filing their respective Forms 8594 with the Internal Revenue Service and for all other relevant federal and state income tax purposes. Each party will provide a copy of the Form 8594 to the other party prior to filing. In the event the parties are unable to agree on Schedule 1.5 as of the Closing, the parties shall agree on such
Schedule 1.5 within 90 days of the Closing Date.

               1.6. Assumption of Liabilities. On the Closing Date, Horizon shall assume from IFM all liabilities and obligations of IFM accruing after the Closing Date under and pursuant to the Assigned Contracts (the "Assumed Liabilities").

        2.     PURCHASE PRICE AND REFUND OF PURCHASE PRICE.

               2.1. Purchase Price. In consideration for IFM's sale, transfer, and delivery of the Purchased Assets to Horizon, Horizon shall pay to IFM at Closing by bank cashier's check or wire transfer in immediately available federal funds, to an account designated in writing by IFM on or prior to Closing, the sum of Fifteen Million and /oo ($15,000,000.00) Dollars (the "Purchase Price").

               2.2. Physical Inventory and Shipment to Horizon. On the Closing Date, Horizon and IFM will take a physical inventory of the Finished Goods Inventory. On or before the second business day after the Closing Date, IFM will deliver the Finished Goods Inventory to Horizon or its carrier at the IFM warehouse.

               2.3. Return of Finished Goods Inventory.

                      (a) IFM shall replace any Approved Product described in
        Section 1.4(e) if such Product is defective or damaged prior to its sale by IFM or, with respect to the Finished Goods Inventory, its delivery pursuant to Section 2.2. Horizon shall return any Product which is alleged to be defective to IFM for inspection with a description of the alleged defect or damage. IFM will use its reasonable best efforts to replace any such Product within fifteen (15) days of notice by Horizon of such defect or damage, and if IFM is unable to deliver the replacement Product within such 15-day period, IFM shall refund the price paid to IFM for such Product.

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                      (b) Any dispute between the parties under this Section
        2.3 shall be settled by arbitration conducted in Atlanta, Georgia before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association, provided that only one arbitrator as selected by the American Arbitration Association shall conduct any arbitration proceeding. Any arbitration shall be final and binding. Any judgment upon any interim or final award or order rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof. Each party in the arbitration proceeding shall bear its own costs and expenses of investigating, preparing, and pursuing such arbitration claim.


        3.     CLOSING.

               3.1. Date and Place of Closing. The purchase and sale of the Purchased Assets contemplated by this Agreement (the "Closing") shall occur at the offices of King & Spalding at 191 Peachtree Street, Atlanta, Georgia or at such other place as the parties shall mutually agree, and shall occur at such time and place as the parties agree (the "Closing Date") but in no event shall the Closing Date be later than September 30, 1998. The Closing shall be effective as of the close of business on the Closing Date.

               3.2. Deliveries by IFM. At the Closing, IFM shall deliver or cause to be delivered to Horizon the following:

                      (a) The Guaranty of CryoLife in the form of Exhibit A hereto;

                      (b) A Bill of Sale and General Assignment from IFM in the form of Exhibit B hereto conveying good and marketable title to the Purchased Assets free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, charges, encumbrances, equities, and other claims of any kind or nature whatsoever except those identified in the Assigned Contracts (collectively, "Encumbrances");

                      (c) An Assignment and Assumption Agreement in the form of Exhibit C hereto assigning the Assigned Contracts to Horizon;

                      (d) A legal opinion of Arnall, Golden & Gregory, counsel to IFM, in the form of Exhibit D hereto;

                      (e) An executed copy of the manufacturing agreement in the form of Exhibit E hereto (the "Manufacturing Agreement");

                      (f) A certificate of IFM as required by Section 7.2 hereof;

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                      (g) A certified copy of the corporate charter and bylaws
        of IFM, and the resolutions of the Board of Directors of IFM and the shareholder(s) of IFM authorizing the transactions contemplated by this Agreement;

                      (h) Certificates from the appropriate public officials evidencing IFM's good standing in its state of incorporation and any other jurisdiction in which IFM is qualified to conduct business;

                      (i) Actual possession and operating control of the Purchased Assets, except as provided for in Section 2.2 with respect to the Finished Goods Inventory, and the Equipment which will be delivered in accordance with the Manufacturing Agreement;

                      (j) A certificate of insurance reflecting the products liability insurance coverage for the Approved Products as of the Closing Date in accordance with Section 6.6 hereof; and

                      (k) Such other instruments, assignments, terminations, releases, and other instruments of transfer, assignment, and release of IFM as shall be reasonably deemed necessary by Horizon to vest in Horizon good and marketable title to the Purchased Assets, free and clear of any and all Encumbrances.

               3.3. Deliveries by Horizon. At the Closing, Horizon shall deliver or cause to be delivered to IFM the following:

                      (a) The Purchase Price in the manner provided by Section 2 hereof;

                      (b) A legal opinion of King & Spalding, counsel to Horizon in the form of Exhibit F hereto;

                      (c) A certificate of Horizon as required by Section 8.1 hereof;

                      (d) A certified copy of the corporate charter and bylaws of Horizon, and the resolutions of the Board of Directors of Horizon authorizing the transactions contemplated by this Agreement;

                      (e) A Certificate from the Secretary of State of Georgia evidencing Horizon's good standing in the State of Georgia;

                      (f) An executed copy of the Manufacturing Agreement; and

                      (g) An executed copy of the Assignment and Assumption Agreement.

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        4. REPRESENTATIONS AND WARRANTIES OF IFM. In order to induce Horizon to enter into this Agreement and to consummate the transactions contemplated hereunder, IFM represents and warrants to and covenants with Horizon that:

               4.1. Organization and Good Standing. IFM is a corporation duly organized, validly existing, and in good standing under the laws of Florida, and has the requisite corporate power and authority to execute and deliver this Agreement and all other documents, agreements, and certificates (collectively, the "IFM Transfer Documents") which are required to be executed and delivered by IFM pursuant to this Agreement and to perform in all respects its obligations hereunder and thereunder. IFM is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the character of the assets owned or leased by IFM makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not materially impair or adversely affect the transactions contemplated hereunder. IFM has all of the necessary local, state, and federal licenses and permits to carry on and operate the Products Business.

               4.2. Due Authorization; Enforceability; No Conflict. The execution, delivery, and performance of this Agreement and the IFM Transfer Documents have been duly authorized by all requisite corporate action on the part of IFM. This Agreement has been duly executed and delivered by IFM and constitutes, and each of the IFM Transfer Documents when executed and delivered will constitute, valid and binding obligations of IFM, enforceable in accordance with and subject to their respective terms, except as limited by bankruptcy, insolvency, reorganization, and similar laws affecting the enforcement of creditors' rights or contractual obligations generally. Except as expressly described in Schedule 4.2, the execution, delivery, and performance by IFM of this Agreement and IFM Transfer Documents, the assignment of IFM's Rights under the Assigned Contracts, and the consummation of the transactions contemplated hereby and thereby will not:

                      (a) violate any provision of the Articles of Incorporation or bylaws of IFM;

                      (b) result in the creation of any liens, security interests, or encumbrances upon any of the Purchased Assets;

                      (c) violate any provision of any judicial or administrative order, award, judgment, or decree applicable to IFM;

                      (d) conflict with, result in a material breach of or constitute a default under any agreement or instrument to which IFM is a party or by which it is bound;

                      (e) violate, in any material respect, any applicable law, rule, ordinance, or regulation applicable to IFM; or

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                      (f) require IFM to obtain the consent, approval, or
        authorization of, or require IFM to file with, any federal, state, or local governmental authority or agency, any lender or lien holder, or other person or entity.

               4.3. Litigation. There are no judicial or administrative actions, suits, or proceedings or, to the knowledge of IFM, any investigations pending against IFM or CryoLife which would, if adversely determined, prevent, hinder, delay, or otherwise adversely affect the consummation of the transactions contemplated hereby. IFM is not a party to or subject to the provisions of any order, decree, or judgment of any court or of any governmental authority or agency which may prevent, hinder, or otherwise adversely affect the consummation of the transactions contemplated hereby. Except as expressly described in Schedule 4.3, to the knowledge of IFM, there are no outstanding or pending product liability, intellectual property infringement or other claims that have been asserted against IFM or CryoLife arising out of the Products or the Product Business.

               4.4. Ownership of Assets.

                      (a) On the Closing Date, IFM will have, and upon completion of the Closing will have conveyed to Horizon, good and marketable title to the Purchased Assets, free and clear of any and all Encumbrances, subject, however, to the payment of royalties in accordance with the Assigned Contracts.

                      (b) The Purchased Assets constitute all of the assets necessary to manufacture the Products (other than the Excluded Assets) in accordance with the past practices of the Products Business. All Equipment and other items of tangible property and assets which are included in the Purchased Assets are in good operating condition and repair subject to normal wear and maintenance, are usable in the regular and ordinary course of business.

                      (c) There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the assets, properties or rights included in the Purchased Assets or any interest therein.

               4.5. Tax Returns; Taxes. IFM has duly filed all federal, state, local and foreign tax returns required to be filed by them, all such returns are accurate in all material respects, and IFM has duly paid or made adequate provisions for the payment of all taxes (including any interest, penalties and additions to tax) which are due or payable pursuant to such returns or which otherwise are due and payable in any jurisdiction, whether or not in connection with such returns. There are no pending claims asserted for taxes of IFM or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of IFM or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of IFM for any period that would affect the Products, the Products Business or the transaction contemplated by this Agreement or any of IFM Transfer Documents. IFM has made all estimated income tax deposits and

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all other required tax payments or deposits and have complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local and other laws.

               4.6. Finished Goods Inventory. The Finished Goods Inventory is of good and usable quality and is merchantable and saleable in the ordinary course of the Products Business.

               4.7. Insurance. Schedule 4.7 hereto sets forth a true and correct description of all insurance policies of any nature whatsoever maintained by CryoLife or IFM on the date of this Agreement relating to product liability coverage for the Products or the Products Business. IFM has made available to Horizon complete and correct copies of all such policies, together with all riders and amendments thereto. Neither CryoLife nor IFM has received notice of a cancellation with respect to such policies or of any default thereunder. Each of IFM or CryoLife has complied in all material respects with the terms and provisions of such policies. Within the past two years, neither CryoLife nor IFM has been refused any basic insurance coverage applied for with respect to the Products or the Products Business.

               4.8. Intangible Personal Property. Schedule 4.8 hereto contains
(i) a complete list and description of all Intellectual Property and (ii) a true and complete list of all licenses or similar agreements or arrangements to which IFM is a party either as licensee or licensor for any Intellectual Property. Except as expressly described on Schedule 4.8:

                      (a) IFM owns or has the right to use such Intellectual Property free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, subject to the payment of royalties under the Assigned Contracts;

                      (b) No interference or infringement actions or other judicial or adversary proceedings concerning any of such items of intangible personal property are pending, and to the best of IFM's knowledge, no such action or proceeding is threatened;

                      (c) To the best of IFM's knowledge, IFM has the right and authority to use such Intellectual Property in connection with the conduct of the Products Business in the manner presently conducted, and to the best of IFM's knowledge, such use does not conflict with, infringe upon, or violate any rights of any other person, firm, or corporation;

                      (d) There are no outstanding or, to the best of IFM's knowledge, threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described on
        Schedule 4.8 hereto;

                      (e) To the best of IFM's knowledge, there is no proprietary intangible personal property used in any material respect in the operations of the Products Business as presently conducted that is not owned by or licensed to IFM; and

                      (f) Except as described in Schedule 4.8, none of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last four years, whether or not resolved in favor of IFM.

               4.9. Contracts. Schedule 4.9 hereto sets forth a true and correct list of each contract pertaining to the Products Business (other than the Assigned Contracts), including without limitation distribution or sales representative agreements pertaining to the Products Business to which IFM is a party (collectively and together with the Assigned Contracts, the "Contracts"), excluding any contract which is terminable in thirty (30) days, which requires aggregate annual expenditures of less than $10,000, or which relates to the employment of the employees of IFM. True, complete, and correct copies of each of the Assigned Contracts, or where they are oral, true and complete written summaries thereof, have been delivered to Horizon by IFM. Except as expressly described on Schedule 4.9:

                      (a) IFM has fulfilled all material obligations required pursuant to each Assigned Contract to have been performed by IFM;

                      (b) There has not occurred any default under any of the Assigned Contracts on the part of IFM or, to the best knowledge of IFM, on the part of any other party thereto, nor has any event occurred which, with the giving of notice or the lapse of time, or both, would constitute a default on the part of IFM under any of the Assigned Contracts, nor, to the best of IFM's knowledge, has any event occurred which, with the giving of notice or the lapse of time, or both, would constitute a default on the part of any other party to any of the Assigned Contracts;

                      (c) Except for the consents described on Schedule 4.2, no consent of any party to any of the Assigned Contracts is required for the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby; and

                      (d) Except for the Chilean Agreements, all such Assigned Contracts are in full force and effect and enforceable against IFM and each other party thereto.

               4.10.  Compliance with Law; FDA Matters.

                      (a) IFM has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory offices, agencies, officers and bodies necessary to carry on the Products Business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under all agreements to which it is a party (collectively, the "Material Licenses") and IFM has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which its business and its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of the Products Business. Schedule 4.10(a) sets forth a true and complete list of all Material Licenses.

                      (b) With respect to the Products and the Products
Business:

                             (i) IFM has been and is in compliance in all material respects with all current and otherwise applicable statutes, rules, regulations, standards, guides or orders pertaining to medical devices (each a "Law" and collectively the "Laws") administered or issued by the federal Food and Drug Administration ("FDA") and all other federal, state, local or foreign governmental departments, regulatory agencies, authorities, commissions, boards or courts or other law, rule or regulation-making entities having regulatory authority over CryoLife, IFM or the Products Business (the "Authorities"); and

                             (ii) Except as set forth on Schedule 4.10(b)(ii),
               IFM has not received any notice of adverse findings, warning letters, Section 305 notices, subpoenas or other similar communications by any Authorities since March 5, 1997.

                      (c) There have been no recalls, field notifications, alerts or seizures requested or threatened relating to the Products Business.

                      (d) IFM has made available to Horizon a copy of all currently active investigational device exemptions ("IDE") filed with or approved by the FDA by or on behalf of IFM in connection with the Products Business and all premarket approval ("PMA") and premarket notification ("501(k)") clearance or concurrence letters received from the FDA in connection with the Products Business and comparable communications received from any other applicable Authorities and provided Horizon with access to all related documents and information, including device master files and post-market studies. IFM also has made available to Horizon all FDA inspection reports ("Form 483's") or comparable reports of foreign Authorities relating to the Products Business, IFM's responses to such Form 483's or comparable foreign reports, and the FDA Establishment Inspection Reports which IFM has obtained for all FDA inspections of IFM's facility. IFM has made available to Horizon copies of all labels and the label history for all of the Products. IFM also has made available to Horizon copies of all regulatory approvals obtained from any foreign regulatory agency related to the Products.

               4.11. Transactions with Affiliates. Except for the Contracts identified on Schedule 4.11, no officer or director has any interest in: (i) any contract, arrangement or understanding with, or relating to, the Products Business or the Purchased Assets; (ii) any loan, arrangement, understanding, agreement or contract for or relating to the Products Business or the Purchased

Assets; or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the Products Business.

               4.12. Financial Statements, Absence of Changes, and Related Matters.

                      (a) IFM has delivered to Horizon (i) the unaudited balance sheets of IFM as of December 31, 1997 and the related statements of revenues and expenses for the fiscal years then ending; and (ii) the unaudited balance sheet of IFM as of August 31, 1998 (the "Interim Balance Sheet") and the related unaudited statements of revenues and expenses for the eight (8) month period then ended (the "Interim Balance Sheet Date"). All of the foregoing financial statements are hereinafter collectively referred to as the "Financial Statements." The Financial Statements have been prepared from and are in accordance with the books and records of IFM and present fairly the financial position and results of operations of IFM, in accordance with GAAP, as of the dates for the periods indicated.

                      (b) Since the Interim Balance Sheet Date, there has not been (i) any material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of the Products Business (a "Material Adverse Effect"), (ii) any damage, destruction, loss or casualty to property or assets of the Products Business, not covered by insurance which property or assets are material to the Products Business, (iii) any liability or obligation (absolute, accrued or contingent) incurred or any bad debt, contingency or other reserve increased suffering, except, in each such case in the ordinary course of business and consistent with past practice, (iv) any cancellation of any debts or waiver of any claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets real, personal or mixed, tangible or intangible) of substantial value relating to the Products Business, except in each such case in transactions in the ordinary course of business and consistent with past practice, (v) any transactions entered into other than in the ordinary course of business, or (vi) any agreements to do any of the foregoing (other than this Agreement).

               4.13. Hart-Scott-Rodino. No Shareholder of CryoLife directly or indirectly beneficially owns or has the right to vote 50% or more of the outstanding voting securities of CryoLife, or, directly or indirectly, has the right (whether by contract or otherwise) to elect 50% or more of the members of the board of directors of CryoLife. The total assets (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of CryoLife are less than $100,000,000 in the aggregate.

               4.14. Brokers. IFM has not retained, employed, or dealt with any third-party broker, finder, or investment banker in connection with this Agreement or the transactions contemplated hereby and no broker or other third-party is entitled to any commission or finder's fee as a result of any agreement or action taken by IFM or its affiliates in connection with such transactions.

        5. HORIZON'S REPRESENTATIONS AND WARRANTIES. Horizon hereby represents and warrants to IFM as follows:

               5.1. Organization and Good Standing. Horizon is a corporation duly organized, validly existing, and in good standing under the laws of Georgia, and has the requisite corporate power and authority to execute and deliver this Agreement and the documents, agreements, and certificates (collectively, the "Horizon Transfer Documents") which are required to be executed and delivered by Horizon pursuant to this Agreement and to perform in all respects its obligations hereunder and thereunder.

               5.2. Due Authorization; Enforceability; No Conflict. The execution, delivery, and performance of this Agreement and the Horizon Transfer Documents have been duly authorized by all requisite corporate action on the part of Horizon. This Agreement has been duly executed and delivered by Horizon and constitutes, and each of the Horizon Transfer Documents when executed and delivered will constitute, the valid and binding obligation of Horizon, enforceable in accordance with and subject to their respective terms, except as limited by bankruptcy, insolvency, reorganization, and similar laws affecting the enforceability of creditors' rights or contractual obligations generally. Except as set forth on Schedule 5.2 attached hereto, the execution, delivery, and performance by Horizon of this Agreement and the Horizon Transfer Documents and the consummation of the transactions contemplated hereby and thereby will not:

                      (a) Violate any provision of the Articles of Incorporation or bylaws of Horizon;

                      (b) Violate any provision of any judicial, arbitral, or administrative order, award, judgment, or decree applicable to Horizon;

                      (c) Conflict with, result in a material breach of or constitute a default under any agreement or instrument to which Horizon is a party or by which it is bound;

                      (d) Violate, in any material respect, any applicable law, rule, ordinance, or regulation applicable to Horizon; or

                      (e) Require Horizon to obtain the consent, approval, or authorization of, or require Horizon to file a certificate, notice, application, report, or other document with, any federal, state, or local governmental authority or agency, lender, lien holder, or other person or entity.

               5.3. Litigation. There are no judicial, arbitral, or administrative actions, suits, or proceedings or, to the knowledge of Horizon, any investigations pending against Horizon which would, if adversely determined, prevent, hinder, delay, or otherwise adversely affect the consummation of the transactions contemplated hereby. Horizon is not a party to or subject to the provisions of any order, decree, or judgment of any court or of any governmental agency which may prevent, hinder, or otherwise adversely affect the consummation of the transactions contemplated hereby.

               5.4. Brokers. Horizon has not retained, employed, or dealt with any third-party broker, finder, or investment banker in connection with this Agreement or the transactions contemplated hereby and no broker or other third-party is entitled to any commission or finder's fee as a result of any agreement or action taken by Horizon or its affiliates in connection with such transactions.

        6. COVENANTS AND AGREEMENTS OF THE PARTIES.

               6.1. Horizon Access. Prior to the Closing, (i) authorized representatives of Horizon shall have reasonable access to the properties, books, records, and documents of IFM pertaining to the Products Business, (ii) IFM will furnish to Horizon all information with respect to the affairs and the Products Business that Horizon may reasonable request, and (iii) Horizon shall have the right to contact, ask questions of, and seek information from any of the distributors and sales representatives of IFM who sell the Products.

               6.2. Cooperation in Litigation. Each party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Products Business prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). Except as provided for by Section 9 hereof, the party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees, and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or cost of fringe benefits or other similar expenses paid by the parties providing such cooperation to its officers, directors, employees, and agents while assisting in the defense or prosection of any such litigation or proceeding.

               6.3. Conduct of Business. From the date of this Agreement through and including the Closing Date, (i) IFM shall conduct the Products Business in accordance with prior practice and only in the ordinary course of business and (ii) shall use its commercially reasonable efforts to preserve Purchased Assets and the Products Business and to preserve for Horizon, IFM's favorable business relationship with its customers and others with whom business relationships exist for the Products Business. Without limiting the generality of the foregoing, unless otherwise consented in writing by Horizon, IFM shall:

                      (a) not enter into any material transaction not in the ordinary course of the Products Business;

                      (b) not sell or transfer any of its assets pertaining to the Products Business, except for sales in the ordinary course of the Products Business;

                      (c) not pledge or encumber any of the Purchased Assets;

                      (d) not materially amend, modify, or terminate any material Contract relating to the Products Business;

                      (e) not reduce the amount of the Finished Goods Inventory other than in the ordinary course of the Products Business;

                      (f) not make any material changes in its methods or business operations relating to the Products Business; and

                      (g) comply in all material respects with all Laws applicable to IFM, the Products or the Products Business.

               6.4. Current Information. IFM will advise Horizon and Horizon will advise IFM in writing immediately, but in any event prior to the Closing of:

                      (a) the occurrence of any event which renders any of the representations or warranties set forth herein materially inaccurate or the awareness of either Horizon or IFM that any representation or warranty set forth herein was not materially accurate when made;

                      (b) any fact that, if existing or known on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement; and

                      (c) the failure of any party hereto to comply with or accomplish any of the covenants or agreements set forth herein.

               6.5.   Access.

                      (a) IFM shall reasonably cooperate with Horizon after the Closing Date so that Horizon has access to such of IFM's business records, contracts, regulatory filings and related materials, and other information relating to the Products and the Products Business as is reasonably necessary (but only to the extent necessary) for (i) the preparation for or the prosecution or defense of any suit, action, litigation, or administrative, arbitration, or other proceeding or investigation by or against Horizon or for any third party claim for which indemnification is claimed pursuant to the terms of Section 9 below, (ii) the preparation and filing of any tax return or election relating to the Products Business and any audit by any taxing authority relating thereto, (iii) the preparation and auditing of Horizon's financial statements, or (iv) the preparation and filing of any other document required by any federal, state, or local governmental department, regulatory agency, authority, commission, board, or court. The access contemplated by this provision shall be during normal business hours and upon not less than two (2) business days prior written request.

                      (b) Horizon shall reasonably cooperate with IFM after the Closing Date so that IFM has access to the following information and documentation concerning the Products Business as is necessary (but only to the extent necessary) for (i) the preparation for or the prosecution or the defense of any suit, action, litigation, or administrative, arbitration, or other proceeding or investigation by or against IFM or CryoLife or for any third party claim for which indemnification is claimed pursuant to the terms of Section 9 below,
        (ii) the preparation and filing of any tax return or election relating to the Products Business and any audit by any taxing authority relating thereto, or (iii) the preparation and filing of any other document required by any federal, state, or local governmental department, regulatory agency, authority, commission, board, or court. The access contemplated by this provision shall be during normal business hours and upon not less than two (2) business days' prior written request.

               6.6. Products Liability Insurance. For a period of three (3) years following the expiration of the Manufacturing Agreement, IFM shall maintain product liability insurance, in amounts of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate during the policy period covering the Products and the Products Business. In addition, IFM shall maintain an umbrella insurance policy of not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate in excess of the primary insurance coverage. Both such insurance policies shall name IFM as a named insured and Horizon as an additional insured.

               6.7. Collection of Accounts Receivable. Horizon and IFM will assist each other and cooperate with each other in the collection of their respective accounts receivable as follows:

                      (a) With respect to any inquiry from a customer concerning to which party a given payment should be made, each party will respond that payments for invoices dated before the Closing Date should be made to IFM and that payments for invoices dated on or after the Closing Date should be made to Horizon.

                      (b) To the extent either party receives payment of an invoice which it identifies as the invoice of (or a payment belonging to) the other party, the receiving party will within 10 days transmit that payment (or an amount equivalent to that payment) to the other party along with copies of the relevant documentation.

                      (c) Upon reasonable request from a party, the other party shall make inquiry concerning payments received with respect to particular identified invoices which the requesting party reasonably believes to be unpaid or outstanding with respect to the requesting party.

                      (d) Such other reasonable efforts at cooperation and assistance as the parties may mutually agree.

                      (e) Horizon has no present objection to, and will not make objection to, any reasonable efforts IFM may make to collect its outstanding accounts receivable, including but not limited to IFM's employment of collection agencies or attorneys, and IFM's initiation and prosecution of collection litigation.

        7. CONDITIONS PRECEDENT TO HORIZON'S OBLIGATIONS. Unless otherwise waived by Horizon, the obligations of Horizon under this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

               7.1. Encumbrances. IFM shall have delivered to Horizon evidence, in form and substance reasonably satisfactory to Horizon, that IFM has not created any Encumbrances and that no Encumbrances then exist on the Purchased Assets (other than the payment of royalties under the Assigned Contracts).

               7.2. Representations, Warranties, and Covenants. The representations and warranties of IFM contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except for changes therein as may be specifically contemplated by this Agreement. IFM shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. IFM shall have delivered to Horizon a certificate dated as of the Closing Date to the foregoing effect.

               7.3. Litigation Affecting Closing. There shall not be pending or threatened any action or proceeding for any injunction, writ, or preliminary restraining order, or for any order of any court, governmental agency, or arbitrator, domestic or foreign, federal, state, or local, of competent jurisdiction, or any investigation or examination which might result in such an action or proceeding, directing that the sale of the Purchased Assets to Horizon or any of the other transactions contemplated by this Agreement not be consummated or otherwise challenging the legality thereof, and there shall not be in effect on the Closing Date any such injunction, writ, or preliminary restraining order or such other order.

               7.4. Closing Deliveries. At the Closing, IFM shall have delivered to Horizon such instruments, documents, and certificates as are required pursuant to Section 3.2 hereof.

               7.5. No Damage, etc. Between the date of this Agreement and the Closing Date, there shall not have occurred any damage or destruction of, or loss to, any of the Purchased Assets, whether or not covered by insurance, which has had or may reasonably be expected to have a Material Adverse Effect, nor shall there have occurred any other event or condition which has had or which reasonably may be expected to have a Material Adverse Effect.

               7.6. Consents. IFM shall have obtained all necessary consents and approvals as set forth on Schedule 4.2.

               7.7. Completion of Due Diligence. Prior to Closing, Horizon shall have completed its due diligence review and inspection of the Purchased Assets and the Products and shall have found such matters of such review and inspection satisfactory within Horizon's sole and absolute discretion.

               7.8. Corporate Action. All corporate action necessary by IFM to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have duly and validly taken.

        8. CONDITIONS PRECEDENT TO IFM'S OBLIGATIONS. Unless otherwise waived by IFM, the obligations of IFM under this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

               8.1. Representations, Warranties, and Covenants. The representations and warranties of Horizon contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except for such changes therein as may be specifically contemplated by this Agreement. Horizon shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Horizon shall have delivered to IFM a certificate dated the Closing Date to the foregoing effect.

               8.2. Litigation Affecting Closing. There shall not be pending or threatened any action or proceeding for any injunction, writ, or preliminary restraining order, or for any order of any court, governmental agency, or arbitrator, domestic or foreign, federal, state, or local, of competent jurisdiction, or any investigation or examination which might result in such an action or proceeding, directing that the sale of the Purchased Assets to Horizon or any of the other transactions contemplated by this Agreement not be consummated or otherwise challenging the legality thereof, and there shall not be in effect on the Closing Date any such injunction, writ, or preliminary restraining order or such other order.

               8.3. Closing Deliveries. At the Closing, Horizon shall have delivered to IFM such instruments, documents, certificates, and payments as are required pursuant to Section 3.3 hereof.

               8.4. Consents. IFM shall have obtained all necessary consents and approvals as set forth on Schedule 5.2.

               8.5. Corporate Action. All corporate action necessary by Horizon to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have duly and validly taken.

        9.     INDEMNIFICATION.

               9.1. Indemnification Obligations of IFM. From and after the Closing, IFM shall indemnify and hold harmless Horizon, its officers and directors, and each of the successors and assigns of any of the foregoing (collectively, the "Horizon Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) (collectively "Damages") arising out of or relating to: (a) any and all liabilities and obligations of IFM of any nature whatsoever, except the Assumed Liabilities; (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Horizon Indemnified Party that relate to IFM or the conduct by IFM of the Products Business to the extent the principal event giving rise thereto (i) occurred on or prior to the Closing Date or (ii) resulted from or arose out of any action or inaction after the Closing Date of IFM; (c) any breach of any representation, warranty, covenant, agreement or undertaking made by IFM in this Agreement or in any of the IFM Transfer Documents; or (d) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by IFM in this Agreement or the IFM Transfer Documents.

               9.2. Indemnification Obligations of Horizon. From and after the Closing, Horizon shall indemnify and hold harmless IFM, its officers and directors, and each of the successors and assigns of any of the foregoing (collectively, the "IFM Indemnified Parties") from, against and in respect of any and all Damages arising out of or relating to: (a) any failure of Horizon to perform or discharge any Assumed Liabilities; (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any IFM Indemnified Party that relate to Horizon or the conduct by Horizon of the Products Business to the extent the principal event giving rise thereto resulted from or arose out of any action or inaction after the Closing Date of Horizon; (c) any breach of any representation, warranty, covenant, agreement or undertaking made by Horizon in this Agreement or in any of the Horizon Transfer Documents; or (d) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by Horizon in this Agreement or any of the Horizon Transfer Documents.

               9.3. Indemnification Procedure.

                    (a) Promptly after receipt by a Horizon Indemnified Party or an IFM Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnified Party shall notify Horizon or IFM, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability which the Indemnifying Party may have hereunder with respect to such claim only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

                      (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective affiliates.

                      (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim.
                                       20

        As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall deliver to the Indemnified Party in immediately available funds an amount equal to such claim as determined hereunder.

               9.4. Claims Period. Except as provided in this Section 9.4, no claim for indemnification under this Agreement may be asserted by an Indemnified Party after the expiration of the appropriate claims period (the "Claims Period") which shall commence on the Closing Date and shall terminate eighteen (18) months after the Closing Date; provided, however, that (a) the Claims Period with respect to Damages arising under Sections 4.1, 4.2, 4.4, 4.5, 5.1, 5.2, 9.1(a), (b), and (d), and 9.2(a), (b) and (d) of this Agreement shall commence on the Closing Date and shall survive and remain in effect without limitation until the expiration of the applicable statute of limitations period, (b) the obligation of Horizon to pay, perform and discharge the Assumed Liabilities shall survive until such liabilities have been paid, performed and discharged, and (c) if prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, the basis of such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity hereunder with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof.

               9.5. Liability Limits. Notwithstanding anything to the contrary set forth herein:

                      (a) IFM shall be liable to Horizon Indemnified Parties and Horizon shall be liable to IFM Indemnified Parties for Damages only to the extent that any such Damages exceed, in the aggregate, Fifty Thousand Dollars ($50,000.00) (the "Basket Amount"); provided, however, that Damages arising under or pursuant to Sections 4.1, 4.2, 4.4, 4.5, 5.1, 5.2, 9.1(a), (b) and (d), and 9.2(a), (b), and (d) shall not be subject to Basket Amount, nor shall the amount of any such Damages or indemnification be included in determining whether such Basket Amount has been reached.

                      (b) The indemnification obligations of IFM or Horizon hereunder shall not exceed the Purchase Price (the "Cap Amount"); provided, however, that any Damages arising under or pursuant to Sections 4.1, 4.2, 4.4, 4.5, 5.1, 5.2, 9.1(a), (b) and (d), and 9.2(a),
        (b), and (d) shall not be subject to the Cap Amount and there shall be no limitation on the indemnification obligations of IFM or Horizon with respect to Damages or indemnification arising under or pursuant to such Sections.

                      (c) Neither Horizon nor IFM shall be liable under this Agreement for any Damages arising out of or relating to the Port Business (as that term is defined in that certain Asset Purchase Agreement by and between IFM and Horizon dated May 19, 1998 (the "First

        Purchase Agreement")) and the provisions of this Section 9 shall neither extend nor limit the indemnification provided by the First Purchase Agreement.

                      (d) Neither Horizon nor IFM shall be liable under this Agreement for any Damages arising out of or resulting from any defects in or damage or injury to any person caused by any Products manufactured or delivered by IFM to Horizon pursuant to the Manufacturing Agreement, such indemnification for such Damages to be as set forth in the Manufacturing Agreement.

               9.6.   Jurisdiction and Forum.

                      (a) By the execution and delivery of this Agreement, each Indemnifying Party irrevocably designates and appoints each of the parties set forth under its name below as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement that may be instituted in any state or federal court in the State of Georgia.

                             IFM:

                             Clinton D. Richardson, Esq.
                             Arnall Golden & Gregory, LLP
                             1201 West Peachtree Street
                             2800 One Atlantic Center
                             Atlanta, Georgia 30309

                             HORIZON:

                             Jon R. Harris, Jr., Esq.
                             King & Spalding
                             191 Peachtree Street, N.E.
                             Suite 4600
                             Atlanta, Georgia 30303-1763

        In addition, each party agrees that service of process upon the above-designated parties shall be deemed in every respect effective service of process upon such Indemnifying Party in any such suit or proceeding. Each such Indemnifying Party further agrees to take any and all action reasonably requested by an Indemnified Party, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the above-designated parties in full force and effect so long as this Agreement shall be in effect. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law.

                      (b) To the extent that any Indemnifying Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, each Indemnifying Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

                      (c) The parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any state or federal court in the State of Georgia and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

               9.7. Bulk Sales Indemnity. Horizon hereby waives compliance with the provisions of any applicable bulk sales or transfer laws in connection with the sale of the Purchased Assets contemplated by this Agreement. IFM agrees to indemnify and hold Horizon harmless from and against any and all Damages, including without limitation any claims made by creditors and any Damages arising out of or relating to any Encumbrance on Purchased Assets arising out of or relating to IFM's non-compliance with any applicable bulk sales or transfer laws in connection with the sale of the Purchased Assets contemplated by this Agreement, except to the extent that any such Damages results from or arises out of any failure by Horizon to pay or perform, when due, any obligations to be paid or performed by Horizon as provided in this Agreement.

               9.8. Exclusive Remedies. After the Closing, the rights of indemnification contained in this Section 9 shall be deemed to be the exclusive remedy of the parties hereto with respect to a default or breach by any other party or other claim under or with respect to this Agreement.

        10.    TERMINATION.

               10.1. Termination and Abandonment. This Agreement may be terminated at any time prior to the Closing:

                      (a) by mutual agreement of Horizon and IFM;

                      (b) by either party at any time after September 30, 1998 if Closing has not occurred and the Closing Date has not been extended by the parties hereto;

                      (c) by IFM, if the conditions set forth in Section 8 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Horizon on or before the Closing Date; and

                      (d) by Horizon, if the conditions set forth in Section 7 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by IFM on or before Closing Date.

               10.2. Effect of Termination. In the event of termination of this Agreement pursuant to this Section 10, this Agreement shall forthwith be void and there shall be no liability on the part of any party or its respective officers, directors, partners or stockholders, except for obligations under
Section 12.3 and this Section, as well as obligations under that certain letter agreement between the parties dated July 31, 1998, all of which shall survive the termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement prior to termination.

        11.    NONCOMPETITION AND CONFIDENTIALITY.

               11.1. Definitions. The following terms shall have the meanings set forth opposite each such term below:

                      (a) "IFM's Activities" shall mean the business of manufacturing, distributing, selling or licensing the Products.


                      (b) "Noncompete Period" shall mean the period commencing on the Closing Date and ending on the earlier of (i) the fifth (5th) anniversary of the Closing Date or (ii) the third (3rd) anniversary of the termination or expiration of the Manufacturing Agreement.


                      (c) "Territory" shall mean the entire geographic area of the United States of America, the European Market, and Japan.

               11.2.  Noncompetition

                      (a) The parties hereto acknowledge and agree that IFM is currently engaged in IFM's Activities throughout the Territory. IFM acknowledges that, to adequately protect the interests of Horizon in the Products Business, it is essential that any noncompete covenant with respect to the Products Business cover all of IFM and any company or organization in which IFM has a controlling equity interest (each such company or organization hereinafter referred to as a "Related Party"), all of IFM's Activities and the entire Territory.

                      (b) IFM hereby covenants and agrees that the IFM and any Related Party shall not, in any manner during the Noncompete Period, directly or indirectly, engage in, have any equity or profit interest in, make any loan to or for the benefit of, or render services (of any advertising, marketing, sales, administrative, supervisory, consulting or any other nature) to, any business which engages in IFM's Activities in the Territory without the prior written consent of Horizon.

                      (c) If a judicial determination is made that any of the provisions of this Section 11.2 constitutes an unreasonable or otherwise unenforceable restriction against any of the parties hereto, the provisions of this Section 11.2 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, each of the parties hereto hereby agrees that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 11.2 and to apply the provisions of this
        Section 11.2 to the remaining portion of the Territory, the remaining business activities or the remaining time period not so severed by such judicial authority. Moreover, notwithstanding the fact that any provision of this Section 11.2 is determined not to be specifically enforceable, each of the parties hereto shall nevertheless be entitled to recover monetary Damages as a result of any breach of any such provision.

               11.3. Confidentiality. After the Closing Date, all proprietary information of the Products Business conveyed by IFM to Horizon pursuant to this Agreement (the "Confidential Information") shall be treated by IFM as confidential unless (i) such information is or becomes part of the public knowledge or literature through no fault of IFM; (ii) such information shall otherwise become available to IFM from a source other than Horizon, said source not being known by IFM to be violative of any obligations of secrecy with respect to such information; or (iii) IFM is legally required to disclose such information provided that, to the extent practicable, it gives Horizon a reasonable opportunity to seek a protective order. IFM shall use all reasonable efforts to prevent the use of all or any part of such confidential information in any other connection or the transmission thereof to third parties unless and until it has first obtained the written consent of Horizon specifically authorizing such use or transmission.

               11.4. Remedies. IFM hereby agrees that any remedy at law for any breach of the provisions contained in Sections 11.2 or 11.3 hereof shall be inadequate and that Horizon shall be entitled to injunctive relief in addition to any other remedy Horizon might have under this Agreement.

               11.5. Continuing Right to Use. Notwithstanding anything to the contrary contained in this Agreement, IFM shall retain the right to use portions of the trade secrets, Confidential

Information and know-how conveyed to Horizon which have applications outside the Product Business (the "Shared Information") but only in connection with (i) IFM's performance of services under the Manufacturing Agreement, and (ii) the manufacture of medical products not in competition with the Products, provided that IFM shall be responsible for paying any royalty, license or fee obligations arising out of IFM's use of the Shared Information.

        12.    MISCELLANEOUS.

               12.1. Further Assurances. Subject to the other provisions of this Agreement, IFM agrees that after the Closing Date it shall, from time to time, upon the reasonable request of Horizon, execute and deliver such other instruments of conveyance and other similar documents and take such other actions as Horizon may reasonably require, consistent with the terms of this Agreement, as are reasonably necessary or desirable to transfer to Horizon title to the Purchased Assets and to otherwise perform the provisions of this Agreement to be performed by IFM. From and after the Closing Date, upon the reasonable request of IFM, Horizon shall execute, deliver, and acknowledge all such further instruments of conveyance and other similar documents and take such other actions as IFM may reasonably require, consistent with the terms of this Agreement, as are reasonably necessary or desirable to perform the provisions of this Agreement to be performed by Horizon.

               12.2. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of IFM and Horizon and their respective successors and assigns and shall not confer any rights upon any third persons.

               12.3. Expenses. Except as otherwise provided herein, each party hereto agrees to pay its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its accountants and counsel.

               12.4. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein, and supersedes all prior agreements, arrangements, and understandings of the parties (including, without limitation, the letter agreement between Horizon and IFM dated September 11, 1998). No supplement, modification, or amendment of or to this Agreement shall be binding, unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party granting the waiver.

               12.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

               12.6. Section and Paragraph Headings. The index and section and paragraph headings of this Agreement are included for purposes of convenience only and shall not affect in any way the construction or interpretation of any of the provisions of this Agreement.

               12.7. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date when delivered personally or sent by facsimile, the next business day after delivery to a nationally recognized overnight delivery service, or on the seventh (7th) day after mailing if mailed by first class mail, registered or certified, postage prepaid, and properly addressed as follows or to such other address as either party may designate by notice to the other party:

                      (a)    To Horizon:

                                    Horizon Medical Products, Inc.
                                    Attn:  President
                                    Seven North Parkway Square
                                    4200 Northside Parkway, N.W.
                                    Atlanta, Georgia  30327
                                    FAX:  404/264-9919

                             With copies to:

                                    Nat G. Slaughter, III
                                    Slaughter & Virgin, P.C.
                                    400 Colony Square; Suite 1110
                                    1201 Peachtree Street, N.E.
                                    Atlanta, Georgia  30361
                                    FAX:  404/872-7879

                             and

                                    Jon R. Harris, Jr., Esq.
                                    King & Spalding
                                    191 Peachtree Street, N.E.
                                    Suite 4600
                                    Atlanta, Georgia 30303-1763

                      (b)    To IFM:

                                    Ideas for Medicine, Inc.
                                    Attn: President
                                    1655 Roberts Blvd., N.W.
                                    Kennesaw, Georgia  30144
                                    FAX:  770/590-3754

                             With a copy to:

                                    Arnall Golden & Gregory, LLP
                                    Attn:  Clinton D. Richardson
                                    2800 One Atlantic Center
                                    1201 West Peachtree Street
                                    Atlanta, Georgia  30309-3450
                                    FAX:  404/873-8665

               12.8. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Georgia, without reference to its conflicts of law principles.

               12.9. Interpretation. The parties acknowledge and agree that:
(i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first above written.


                                            HORIZON MEDICAL PRODUCTS, INC.


                                            By: /s/ William E. Peterson, Jr.
                                               --------------------------------
                                                William E. Peterson, Jr.
                                                President




                                            IDEAS FOR MEDICINE, INC.



                                            By: /s/ Edwin B. Cordell, Jr.
                                               --------------------------------
                                               Edwin B. Cordell, Jr.
                                               Chief Financial Officer

                                                                     EXHIBIT 2

                             MANUFACTURING AGREEMENT


         This MANUFACTURING AGREEMENT (the "Agreement") is dated as of September 30, 1998 by and between HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation ("Horizon"), and IDEAS FOR MEDICINE, INC., a Florida corporation ("IFM").

                                    RECITALS

         WHEREAS, pursuant to an Asset Purchase Agreement, dated as of September 30, 1998 (the "Asset Purchase Agreement"), by and between Horizon and IFM, Horizon has purchased from IFM, and IFM has sold to Horizon, certain assets related to the Products Business, including all rights in and to the Products;

         WHEREAS, pursuant to Section 3.2(d) of the Asset Purchase Agreement, IFM has agreed to enter into this Agreement to provide certain manufacturing services to Horizon on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

         Section 2. Manufacturing Services. IFM agrees to furnish all of the following services (referred to herein collectively as the "Manufacturing Services"):

                  (a) Manufacturing of Products. After the Closing Date and for the term of this Agreement, IFM shall continue to manufacture the Products for Horizon in accordance with the terms of this Agreement. IFM will manufacture the Products exclusively for Horizon for the term of the Agreement. Horizon agrees to purchase Products exclusively from IFM during the term of this Agreement except as otherwise provided herein.

                  (b) Quantity of Products. During each of the four consecutive 12-month periods beginning October 1, 1998 and ending September 30, 2002, Horizon shall purchase and IFM shall deliver Products pursuant to the production schedule in respect of such year as described in Exhibit A. Horizon shall order and purchase from IFM, and IFM shall manufacture and deliver, an amount (the "Minimum Annual Sale Amount") of Products such that the annual sales of Products to Horizon herewith shall equal at least $6,000,000 during each 12-month period under this Agreement, provided that such Minimum Annual Sale Amount shall be reduced by the Lost Sales Amount (as defined below) of any Product (a "Lost Product") which (i) IFM is unable to deliver as a result of a failure by IFM to comply with the Laws of the FDA or the Authorities applicable to IFM in connection with its services under this Agreement, or (ii) Horizon is prevented from selling as a result of interference or infringement actions or other judicial or adversary proceedings concerning the Intellectual Property transferred to Horizon under the Asset Purchase Agreement. "Lost Sales Amount" means the average weekly sales of a Lost Product for the prior quarter multiplied by the number of weeks during which IFM is unable to deliver or during which Horizon is prevent from selling.

                  (c) Pricing. Horizon shall pay IFM for all Products ordered by Horizon at the price indicated on Exhibit B during the 12-month period following the date of this Agreement. The prices shall be subject to adjustment after October 1, 1999 in the event the direct cost of the components and raw materials used in the Products increases by more than *** from such direct cost as of the date of this Agreement. IFM shall provide an invoice to Horizon for each shipment of the Products and Horizon shall pay the appropriate Price as provided herein within 45 days of the date of each such invoice. Any amounts not paid when due under this Agreement shall bear interest at the lesser of (a) 1 1/2% per month or (b) the maximum legal rate.

                  (d) Establishment of Manchester Production Line. Upon the expiration or termination of the Agreement, Horizon shall establish a new production line to be used for the manufacturing of the Products (the "Manchester Production Line") at Horizon's manufacturing facility located in Manchester, Georgia (the "Manchester Facility"). Horizon shall be responsible for the disassembly, packing, moving, and reassembly of the Equipment. IFM shall assist Horizon with such disassembly and reassembly and shall give Horizon reasonable access to IFM's manufacturing facility in order to complete the disassembly and packing of the Equipment. After the transfer of the Equipment to the Manchester Facility, IFM shall provide technical assistance for one (1) month and shall be available for three (3) months thereafter for purposes of assisting Horizon with the manufacturing process. Except for the Equipment, Horizon shall be responsible for the cost and acquisition of all equipment, machinery, tools and supplies required for the establishment of the Manchester Production Line.

The Manufacturing Services are further described on the attached Exhibit A.

         Section 3.        Equipment and Inventory.

                  (a) Use of Equipment. During the term of this Agreement and in connection with IFM's obligations under Section 2(a) of this Agreement, IFM may use the Equipment at no charge to IFM but only in connection with the manufacture of the Products as provided hereunder. Normal wear and tear and deterioration are the responsibility of Horizon. Repair or replacement of the Equipment will be the responsibility of IFM.

                  (b) License Grant. Horizon hereby grants to IFM the license to use the Intellectual Property in connection with the performance of the Manufacturing Services hereunder.


--------------------
*** Confidential treatment requested

         Section 4.        Term.

                  (a) The term of this Agreement shall expire four (4) years from the Closing Date, unless earlier terminated as provided below.

                  (b) Horizon may terminate this Agreement on 90 days written notice of termination to IFM in the event IFM is unable to deliver the Products as required pursuant to Exhibit A or otherwise breaches a material term of this Agreement, and such failure or breach is not cured by IFM within 60 days after notice of such failure or breach is submitted to IFM by Horizon.

                  (c) In the event of the termination or expiration of this Agreement, Horizon shall purchase from IFM all of its raw materials and components inventory at a price equal to IFM's cost, provided in no event shall Horizon be required to purchase raw materials or components inventory in excess of the amount required to assemble the Products to be purchased during the next 6-month period as set forth in the then applicable production schedule or forecast. No termination of this Agreement shall affect the obligation to pay for any amounts due prior to such termination or as a result of such termination.

                  (d) Horizon may terminate this Agreement on 6 months written notice of termination after Horizon has purchased an aggregate of $24,000,000 of Products under this Agreement, and in such event, the prices for the Products indicated on Exhibit B, which reflect a percentage of the sales price of the Products as of the date hereof, shall be increased to an amount which reflects *** of the sales price of the Products as of the date hereof, plus any adjustments made pursuant to Section 2(c), for the 6 months prior to termination.

                  (e) In the event of any breach of this Agreement by Horizon which is not cured within 60 days following written notice thereof by IFM to Horizon, IFM may terminate this Agreement for breach and shall be entitled to receive an amount equal to (i) the direct costs incurred by IFM for all purchase orders committed for raw materials and components, (ii) the direct and indirect costs incurred by IFM for 6 months after such termination for labor utilized in the manufacture of the Products, and (iii) the fixed facility costs incurred by IFM in connection with the manufacture of the Products for the period from termination to 4 years following the Closing Date. The parties acknowledge that damages in the event of a breach by Horizon are difficult to ascertain and that the payment required hereby has been agreed by the parties to be liquidated damages and not a penalty.

                  (f) After the first 18-month period under this Agreement, IFM may terminate this Agreement on 12 months notice of termination, and in such event, the prices for the Products indicated on Exhibit B, which reflect a percentage of the sales price of the Products as of the date hereof, shall be decreased during the final 6-month period of the Agreement to an amount which reflects *** of the sales price of the Products as of the date hereof, plus any adjustments made pursuant to Section 2(c).

--------------------
*** Confidential treatment requested

         Section 5. Performance of Manufacturing Services. IFM agrees to perform the Manufacturing Services in a professional and competent manner, using the same standard of care that IFM uses in performing such services in its own affairs.

         Section 6.        Indemnification.

                  (a) IFM agrees to indemnify and hold harmless Horizon and its officers, employees, agents and assigns from and against any and all liabilities, claims, demands, suits, actions, causes of action or any other legal proceedings arising out of, or related in any way to, (i) any grossly negligent or intentional act or omission by IFM arising out of or in connection with IFM's performance of the Manufacturing Services under this Agreement, (ii) the failure of the Products to meet the specifications provided by Horizon for such Products, and (iii) the failure of IFM to comply with the Laws of the FDA or the Authorities applicable to IFM in connection with the manufacture of the Products hereunder. IFM agrees to pay all losses, damages (actual and exemplary), costs, expenses, invoices and bills (including reasonable attorneys'
fees) incurred by Horizon and its officers, employees, agents and assigns as a result of any such negligent or intentional act or omission by IFM.

                  (b) Horizon agrees to indemnify and hold harmless IFM and its officers, employees, agents and assigns from and against any and all liabilities, claims, demands, suits, actions, causes of action or any other legal proceedings arising out of, or related in any way to, (i) any grossly negligent or intentional act or omission by Horizon arising out of or in connection with Horizon's performance of its obligations under this Agreement
(ii) except for actions for which Horizon is entitled to indemnification under
Section 6(a) hereof, the distribution, marketing or sales of the Products or defect in the design or specifications for the Products, and (iii) the failure of Horizon to comply with the Laws of the FDA or the Authorities in connection with the sale of the products by Horizon. Horizon agrees to pay all losses, damages (actual and exemplary), costs, expenses, invoices and bills (including reasonable attorneys' fees) incurred by IFM and its officers, employees, agents and assigns as a result of any such negligent or intentional act or omission by Horizon.

                  (c) Promptly after receipt by Horizon or IFM (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnified Party shall notify Horizon or IFM, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability which the Indemnifying Party may have hereunder with respect to such claim only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice to the

Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

                  (d) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective affiliates.

                  (e) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall deliver to the Indemnified Party in immediately available funds an amount equal to such claim as determined hereunder.

         Section 7. Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, legal representatives and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party without the prior written consent of the other party. Any attempted assignment without the required consent shall be null and void.

         Section 8. Relationship of the Parties. None of the provisions of this Agreement are intended to create nor shall they be deemed or construed by the parties to create any partnership or joint venture relationship or other relationship between the parties hereto, except that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement. The parties covenant and agree during the term of this Agreement to provide access to information as provided in Section 6.5 of the Asset Purchase Agreement.

         Section 9. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Georgia, without regard to that state's conflict of laws provisions.

         Section 10. Amendment. This Agreement may be amended, supplemented or modified only by a written agreement signed by each party hereto.

         Section 11. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement.

         Section 12. Attorneys Fees. If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

         Section 13. Force Majeure. Neither party shall be liable for failure or delay in performance of any of its obligations hereunder if such delay or failure results from an Act of God, war conditions, embargo, general labor strike or other similar conditions beyond either party's control.

         Section 14. Taxes. Horizon shall be responsible for paying all sales, use, transaction or other value added taxes (other than taxes measured by the net income of IFM) resulting from this Agreement, if any.

         Section 15. Survival. The provisions of Sections 4, 6, 8, 9, 12, 14, 17, 18 and 19 shall survive any termination or expiration of this Agreement.

         Section 16. Severability. In the event that any portion of this Agreement is determined to be invalid or illegal, such invalidity or illegality shall not impair the operation or effect of any remaining portions of this Agreement.

         Section 17. Representations. Horizon shall make no representations or warranties to any of its customers attributable to IFM with respect to the Products except for those expressly authorized by IFM in writing.

         Section 18. Insurance. During the term of this Agreement and for a three (3) year period following expiration of this Agreement, Horizon shall maintain product liability insurance in amounts of not less than $5,000,000 per occurrence and $5,000,000 in the aggregate during the policy period to cover the Products and the distribution, marketing, and sale of the Products. Such insurance policy shall name Horizon as the named insured and IFM as an additional insured.

         Section 19.       Limitation of Liability. EXCEPT FOR CLAIMS UNDER
SECTION 6 HEREOF, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST SAVINGS ARISING OUT OF THE SALE OR USE OF THE PRODUCTS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR FOR ANY CLAIM BY ANY OTHER PARTY. IN NO EVENT SHALL IFM'S LIABILITY UNDER THIS AGREEMENT EXCEED $15,000,000.

         Section 20. Notice. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date when delivered personally or sent by facsimile, the next business day after delivery to a nationally recognized overnight delivery service, or on the seventh (7th) day after mailing if mailed by first class mail, registered or certified, postage prepaid, and properly addressed as follows or to such other address as either party may designate by notice to the other party:

                                    To Horizon:

                                            Horizon Medical Products, Inc.
                                            Attn:  President
                                            Seven North Parkway Square
                                            4200 Northside Parkway, N.W.
                                            Atlanta, Georgia  30327
                                            FAX:  404/264-9919

                                    With copies to:

                                            Nat G. Slaughter, III
                                            Slaughter & Virgin, P.C.
                                            400 Colony Square; Suite 1110
                                            1201 Peachtree Street, N.E.
                                            Atlanta, Georgia  30361
                                            FAX:  404/872-7879

                                    and

                                            Jon R. Harris, Jr., Esq.
                                            King & Spalding
                                            191 Peachtree Street, N.E.
                                            Suite 4600
                                            Atlanta, Georgia 30303-1763


                                    To IFM:

                                            Ideas for Medicine, Inc.
                                            Attn: President
                                            1655 Roberts Blvd., N.W.
                                            Kennesaw, Georgia  30144
                                            FAX: 770/590-3754

                                    With a copy to:

                                            Arnall Golden & Gregory, LLP
                                            Attn:  Clinton D. Richardson
                                            2800 One Atlantic Center
                                            1201 West Peachtree Street
                                            Atlanta, Georgia  30309-3450
                                            FAX:  404/873-8665

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.


                                         HORIZON MEDICAL PRODUCTS, INC.


                                         By: /s/ William E. Peterson, Jr.
                                            -------------------------------
                                             William E. Peterson, Jr.
                                             President



                                         IDEAS FOR MEDICINE, INC.


                                         By: /s/ Edwin B. Cordell, Jr.
                                            -------------------------------
                                             Edwin B. Cordell, Jr.
                                             Chief Financial Officer